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                                                                    Exhibit 3.1


                         CERTIFICATE OF INCORPORATION
                                       OF
                                  DAHX, INC.


     FIRST:   The name of the corporation (the "Corporation") shall be DAHX,
Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 15 East North Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is Paracorp, Incorporated.

     THIRD:   The nature of the business or the purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The aggregate number of shares of all classes of which the Corporation shall have authority to issue is as follows:

     (i) 35,000,000 shares of Common Stock, with par value of $0.01 per share (the "Common Shares");

     (ii) 167,702 shares of Series A Convertible Preferred Stock, with par value of $0.01 per share (the "Series A Preferred Shares"), 1,646,316 shares of Series B Convertible Preferred Stock, with par value of $0.01 per share (the "Series B Preferred Shares"), 3,000,000 shares of Series C Convertible Preferred Stock, with par value of $0.01 per share (the "Series C Preferred Shares"), 2,000,000 shares of Series D Convertible Preferred Stock, with par value of $0.01 per share (the "Series D Preferred Shares"), and 1,500,000 shares of Series E Convertible Preferred Stock, with par value of $0.01 per share (the "Series E Preferred Stock," and, collectively, with all of the shares described in this clause (h), the "Convertible Preferred Shares"); PROVIDED, HOWEVER, that the number of authorized Convertible Preferred Shares of each series shall be reduced by the number of such Convertible Preferred Shares converted to Common Shares from time to time or otherwise acquired by the Corporation, and the Corporation shall not be authorized to issue Convertible Preferred Shares in replacement of or substitution for any such converted or acquired Convertible Preferred Shares; and

     (iii) 10,000,000 shares of Preferred Stock, with par value of $0.01 per share (the "Undesignated Preferred Shares" and together with the Convertible Preferred Shares, the "Preferred Shares"). The Undesignated Preferred Shares may be issued in one or more series. The Board of Directors is hereby authorized pursuant to the General Corporation Law of Delaware to fix or alter from time to time the designations, powers, preferences and rights and the qualifications, limitations or restrictions of the shares of each such series of Undesignated Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series, but not below the number of shares of such

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series then outstanding. In case the number of shares of any series shall be decreased to accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FIFTH:   The following is a statement of the designations, powers,
preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Convertible Preferred Shares:

     1. Except to the extent prohibited by law and subject to the restrictions contained in that certain Credit Agreement dated November 2, 1994 among DeCrane Aircraft Holdings, Inc., an Ohio corporation ("DAH Ohio"), Internationale Nederlanden (U.S.) Capital Corporation, a Delaware corporation ("ING"), certain affiliates of DAH, Ohio and certain other parties, as such agreement may be amended from time to time (the "Credit Agreement"), which will be adopted by the Corporation following the merger of DAH Ohio with and into the Corporation, and in that certain Securities Purchase Agreement dated November 2, 1994 among DAH Ohio, Electra Investment Trust P.L.C., a corporation organized under the laws of the United Kingdom ("EIT"), and Electra Associates, Inc., a Delaware corporation ("Electra Associates" and collectively, with EIT "Electra"), and certain affiliates of DAH Ohio, as such agreement may be amended from time to time (the "Purchase Agreement"), which will be adopted by the Corporation following the merger of DAH Ohio with and into the Corporation, the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares shall be entitled to receive, pari passu, when, as and if declared by the Board of Directors of the Corporation, cash dividends out of funds legally available for such purpose. Cash dividends at the annual rate of $.10 per Series A Preferred Shares, $.1263 per Series B Preferred Share, $.15 per Series C Preferred Share, $.325 per Series D. Preferred Share and $.40 per Series E Preferred Share, whether or not they are declared, shall cumulate from July 1, 1993 for the Series A Preferred Shares and Series B Preferred Shares, from July 1, 1994 for the Series C Preferred Shares, from February 15, 1996 for the Series D Preferred Shares and from September 18, 1996 for the Series E Preferred Shares, and, except to the extent prohibited by law and subject to the restrictions contained in the Credit Agreement and the Purchase Agreement, such dividends shall be payable quarterly, commencing July 1, 1993 for the Series A Preferred Shares and the Series B Preferred Shares commencing July 1, 1994 for the Series C Preferred Shares, commencing February 15, 1996 for the Series D Shares and commencing September 18, 1996 for the Series E Shares. In the event that on or prior to May 5, 1997, the Corporation shall consummate an underwritten public offering of Common Shares at a price to the public of at least $4.50 per share (as adjusted for splits, stock dividends, combinations and other events) with gross proceeds to the Corporation (before deduction of underwriting discounts) of at least $10,000,000.00, all accrued dividends on the Convertible Preferred Stock for the period ending on the date of consummation of such offering shall be cancelled and eliminated. In no event, so long as any Convertible Preferred Shares shall be outstanding, shall any dividend whatsoever be declared or paid

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upon, nor shall any distribution made upon any Common Shares, whether in cash or other property (excluding, however, dividends or distributions payable solely in Common Shares) unless a dividend is paid or a distribution is made simultaneously to holders of Convertible Preferred Shares immediately prior to the record date for such dividend or distribution on the Common Shares.

      2. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary:

           (a) The holders of the Series D Preferred Shares and the Series E Preferred Shares, before any distribution or payment is made upon any Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares and Common Shares shall be entitled to be paid, pari passu, an amount equal to (1) first, $3.25 per Series D Preferred Share and $4.00 per Series E Preferred Share and (11) then an amount equal to any dividends thereon declared but unpaid, and the holders of Series D Preferred Shares and Series E Preferred Shares shall not be entitled to any further payment, such amounts being sometimes referred to as the "Senior Liquidation Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Preferred Shares and Series E Preferred Shares shall be insufficient to permit payment to such holders of the Senior Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed among each such series of Convertible Preferred Shares and among the holders thereof (r) first, until all payments referred to in clause (i) above have been made, pari passu, to the holders of the Series D Preferred Shares and Series E Preferred Shares is the proportions set forth in clause
(l) above, and (y) then, to the extent that assets remain, to the payments referred to in clause (ll) above pro rata to all holders of such series of Preferred Shares in relative proportion to the amounts of accrued and unpaid dividends with respect to each such Convertible Preferred Share. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series D Preferred Shares and Series E Preferred Shares shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares in the manner set forth in subparagraph 2(b).

           (b) The holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, before any distribution or payment is made upon any Common Shares, shall be entitled to be paid, pari passu, an amount equal to (i) first, $1.00 per Series A Preferred Share, $1.263 per Series B Preferred Share and $1.50 per Series C Preferred Share, and (11) then an amount equal to any dividends thereon declared but unpaid, and the holders of Series A Preferred Shares. Series B Preferred Shares and Series C Preferred Shares shall not be entitled to any further payment, such amounts being sometimes referred to as the "Senior Subordinated Liquidation Payments." If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of

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Series A Preferred Shares, Series B Preferred Shares and Series C Preferred
Shares after the Senior Liquidation Payments have been distributed shall be insufficient to permit payments to such holders of the Senior Subordinated Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among each such series of Convertible Preferred Shares and among the holders thereof (x) first, until all payments referred to in clause (i) above have been made, pari passu, to the holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, in the proportion set forth in clause (i) above, and (y) then, to the extent that assets remain, to the payments referred to in clause (ii) above, pro rata to all holders of such series of Convertible Preferred Shares in relative proportion to the amounts of accrued and unpaid dividends with respect to each such Convertible Preferred Share.

          (c) Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series D Preferred Shares and Series E Preferred Shares, and the holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Common Shares.

          (d) Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Senior Liquidation Payments and Senior Subordinated Liquidation Payments as the case may be, and the place where said Senior Liquidation Payments and Senior Subordinated Liquidation Payments, as the case may be, shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of Series D Preferred Shares and Series E Preferred Shares and to the holders of record of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as the case may be, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

          (e) For purposes of this paragraph 2 of Article FIFTH only, the sale or transfer by the Corporation of all or substantially all its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 2. Such a sale or transfer by the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any other Article of this Certificate of Incorporation.

     3A. Subject to the terms and conditions of this paragraph 3, each holder of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares shall have the right, at its option at any time, to convert any such Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment

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of the amount distributable on the Series D Preferred Shares, the Series E
Preferred Shares, and the Series A Preferred Shares, the Series B Preferred Shares and Series C Preferred Shares) into such number of fully paid and nonassessable whole Common Shares as is obtained by, (i) in the case of conversion of Series A Preferred Shares, multiplying the number of Series A Preferred Shares so to be converted by $1.00 and dividing the result by the conversion price of $1.00 per share or by the applicable conversion price as last adjusted and in effect at the date any share or shares of such series of Series A Preferred Shares are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Series A Conversion Price"), (ii) in the case of conversion of Series B Preferred Shares, multiplying the number of Series B Preferred Shares so to be converted by $1.263 and dividing the result by the conversion price of $1,263 per share or by the applicable conversion price as last adjusted and in effect at the date any share or shares of such series of Series B Preferred Shares are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Series B Conversion Price"), (iii) in the case of conversion of Series C Preferred Shares, multiplying the number of Series C Preferred Shares so to be converted by $1.50 and dividing the result by the conversion price of $1.50 per share or by the applicable conversion price as last adjusted and in effect at the date any share or shares of such series of Series C Preferred Shares are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Series C Conversion Price"), (iv) in the case of conversion of Series D Preferred Shares, multiplying the number of Series D Preferred Shares so to be converted by $3.25 and dividing the result by the conversion price of $3.25 per share or by the applicable conversion price as last adjusted and in effect at the date any share or shares of such series of Series D Preferred Shares are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Series D Conversion Price"), and, (v) in the case of conversion of Series E, Preferred Shares, multiplying the number of Series E Preferred Shares so to be converted by $4.00 and dividing the result by the conversion price of $4.00 per share or by the applicable conversion price as last adjusted and in effect at the date any share or shares of such series of Series E Preferred Shares are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Series E Conversion Price") and together with the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, as the "Conversion Prices"). Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of Convertible Preferred Shares into Common Shares and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of Convertible Preferred Shares at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Shares shall be issued.

      3B. Promptly after the receipt of the written notice referred to in subparagraph 3A and surrender of the certificate or certificates for the Convertible

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Preferred Shares to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct a certificate or certificates for the number of whole Common Shares issuable upon the conversion of such Convertible Preferred Shares. To the extent permitted by law, such conversion shall be deemed to have been effected and any one or more of the Conversion Prices, as required, shall be determined as of the close of business on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such Convertible Preferred Shares shall cease, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

      3C. No fractional shares shall be issued upon conversion of the Convertible Preferred Shares into Common Shares and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Shares issued upon such conversion. Except to the extent prohibited by law and subject to the restrictions contained in the Credit Agreement and the Purchase Agreement, at the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 3B. In case the number of Convertible Preferred Shares represented by the certificate or certificates surrendered pursuant to subparagraph 3A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of Convertible Preferred Shares represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a Common Share would, except for the provisions of the first sentence of this subparagraph 3C, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Convertible Preferred Shares for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

      3D. Except (x) as provided in subparagraph 3F hereof or (y) in the event of a dividend or distribution payable in equity securities of the Corporation, if and whether the Corporation shall issue or sell, or is, in accordance with subparagraphs 3D(1) through 3D(5), deemed to have issued or sold, any of its Common Shares or securities convertible into or exercisable for Common Shares, for a consideration per share (on a fully-diluted Common Share basis) less than any one or more of the Conversion Prices in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, each such Conversion Price which exceeds such per share consideration shall be reduced to the price (calculated to the nearest cent) equal to the product determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be
(i)(A) the total number of Common Shares outstanding immediately prior to the time of such issue or sale, plus (B) the number of

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additional Common Shares which the aggregate offering price of the total number of Common Shares so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale, and (ii) of which the denominator shall be (A) the total number of Common Shares outstanding immediately prior to such issuance or sale, plus (B) the number of Common Shares so issued or sold. For purposes of the foregoing sentence, the total number of Common Shares outstanding shall be deemed to include the number of Common Shares which would be outstanding if all outstanding securities exercisable for or convertible into Common Shares (except options (other than warrants (to purchase Common Shares) were so exercised or converted, and all securities exercisable for or convertible into Common Shares (except options (other than warrants (to purchase Common Shares) were so exercised or converted, as applicable, and then converted or exercised, as applicable.

     For purposes of this subparagraph 3D, the following subparagraphs 3D(1) to 3D(5), shall also be applicable:

          3D(1). In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or securities convertible into or exchangeable for Common Shares (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares are issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than any one or more of the conversion Prices in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Shares issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 3D(3), no adjustment of any of the Conversion Prices shall be made upon the actual issue of such Common Shares or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Shares upon conversion or exchange of such Convertible Securities.

          3D(2). In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Shares are issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities) shall be less than any one or more of the Conversion Prices in effect immediately prior to the time of such issue or sale, then the total maximum number of Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that
(a) except as otherwise provided in subparagraph 3D(3) below, no adjustment of any of the Conversion Prices shall be made upon the actual issue of such Common Shares upon conversion or exchange of such Convertible Securities, and
(b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of any one or more of the Conversion Prices have been or are to be made pursuant to other provisions of this subparagraph 3D, no further adjustment of any such Conversion Price shall be made by reason of such issue or sale.

          3D(3). Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 3D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 3D(1) or 3D(2), or the rate at which any Convertible Securities referred to in subparagraph 3D(1) or 3D(2) are convertible into or exchangeable for Common Shares shall change at any time (other than under or by reason of provisions designed to protect against dilution), each of the Conversion Prices in effect at the time of such event shall forthwith be readjusted to such Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Conversion Securities, each of the Conversion Prices then in effect hereunder shall, as required, forthwith be increased to the respective such Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Shares issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 3D(1) or the rate at which any Convertible Securities referred to in subparagraph 3D(1) or 3D(2) are convertible into or exchangeable for Common Shares shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Shares upon the exercise of any such Option, or upon conversion or exchange of any such Convertible Securities, each of the

Conversion Prices then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Shares and had adjustments been made upon the issuance of the Common Shares delivered as aforesaid, but only if as a result of such adjustment any such Conversion Price then in effect hereunder is hereby reduced.

          3D(4). In case any Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions paid or allowed by the Corporation in connection therewith. In case any Common Shares, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this subparagraph
3D(4) upon any issuance and/or sale of Common Shares, Options or Convertible Securities pursuant to an established compensation plan of the Corporation, to directors, officers or employees of the Corporation in connection with their employment shall be increased by the amount of any tax benefit realized by the Corporation as a result of such issuance and/or sale, the amount of such tax benefit being the amount by which the federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, the consideration deemed to have been received by the Corporation for such Options shall be an amount (i) agreed to by the Corporation, the holders of a majority of the Convertible Preferred Shares then outstanding and the holders of a majority of the Common Shares then outstanding or, (ii) in the absence of such agreement, by an independent firm of investment bankers, appraisers or accountants selected by the Corporation (and approved by the holders of a majority of the Common Shares then outstanding and the holders of a majority of the Convertible Preferred Shares then outstanding) or, (iii) in the absence of agreement as to the identity of such independent firm, by three independent firms of investment bankers, appraisers or accountants, (A) one of which shall be selected by the Corporation (and approved by the holders of a majority of the Common Shares then outstanding), (B) one by the holders of a majority of the Convertible Preferred Shares then outstanding and (C) the third selected by the investment bankers, appraisers or accountants selected by the Corporation and such holders of a majority of the outstanding Convertible Preferred Shares pursuant to parts (A) and (B) of this clause (iii), or (iv) in such other manner as may be agreed between the Corporation and the holders of a majority of the Convertible Preferred Shares outstanding (and approved by the holders of a majority of the Common Shares then outstanding). The Corporation shall bear the costs associated with compensating the investment bankers, appraisers and accountants described in the preceding sentence if the determination of the value of the consideration deemed to have been received by the Corporation for the Options is made pursuant to clause (ii) of the preceding sentence, but if such determination is made pursuant to clause
(iii) of the preceding sentence, (x) the Corporation shall bear the costs associated with compensating the investment bankers, appraisers or accountants appointed pursuant to part (A) of such clause (iii), (y) the holders of the then outstanding Convertible Preferred Shares (pro rata in proportion to the number of Convertible Preferred Shares held by each such holder) shall bear the costs associated with compensating the investment bankers, appraisers or accountants appointed pursuant to part (B) of such clause (iii), and (z) the Corporation shall bear one-half of the costs associated with compensating the investment bankers, appraisers and accountants appointed pursuant to part (C) of such clause (iii), and the holders of the then outstanding Convertible Preferred Shares (pro rata in proportion to the number of Preferred Shares held by each such holder) shall bear the remaining one-half of such costs. For purposes of the foregoing provisions of this subparagraph 3D(4), (i) holders of Common Shares outstanding shall be deemed to include the holders of securities (except Convertible Preferred Shares, securities exchangeable for or exercisable into Convertible Preferred Shares, and options (other than warrants) to purchase Common Shares) Convertible into or exercisable for Common Shares ("Common Convertible Securities"), (ii) the number of Common Shares deemed to be held by the holders referred to in the immediately preceding clause (i) shall be deemed to be equal to the number of Common Shares into which such Common Convertible Securities could then be converted or for which such Common Convertible Securities could then be exercised, (iii) the holders of Convertible Preferred Shares outstanding shall be deemed to include the holders of securities Convertible into or exercisable for Convertible
Preferred Shares ("Preferred Convertible Securities"), and (iv) the number of Convertible Preferred Shares deemed to be held by the holders referred to in the immediately preceding clause (iii) shall be deemed to be equal to the number of Convertible Preferred Shares into which such Convertible Preferred Convertible Securities could then be converted or for which such Preferred Convertible Securities could then be exercised.

          3D(5). The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Shares for the purposes of this subparagraph 3D.

     3E. In case the Corporation shall at any time subdivide its outstanding Common Shares into a greater number of shares or make a dividend or distribution payable in Common Shares, the Conversion Prices in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding Common Shares of the Corporation shall be combined into a smaller number of shares, the Conversion Prices in effect immediately prior to such combination shall be proportionately increased.

     3F. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any of the Conversion Prices in the case of the issuance of:

          (i) up to an aggregate of 867,000 Common Shares, or options to purchase the same, pursuant to stock options or purchase plans adopted by the Corporation;

          (ii) up to an aggregate of 205,000 Common Shares, or options to purchase the same, for key employees of businesses acquired by the Corporation;

          (iii) the Common Shares or Preferred Shares upon exercise of any presently outstanding warrant (or any Common Shares upon conversion of Preferred Shares issued upon exercise of any presently outstanding warrant), not including the warrants referred to in subparagraph (iv) of this Section 3F, Common Shares upon conversion of presently outstanding Preferred Shares;

          (iv) warrants for Common Shares, and the Common Shares issued upon exercise of such warrants, to ING, Electra, Nassau Capital Partners L.P. and NAS Partners I, L.L.C.;

          (v) up to an aggregate of 41,000 Common Shares, or options to purchase the same, to directors of the Corporation; or

          (vi) up to an aggregate of 820,000 Common Shares, or options to purchase the same, in connection with any merger or acquisition to which the Corporation or any subsidiary is a party.

     3G. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Shares shall be entitled to receive shares, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization or reclassification, lawful and adequate provisions (in form satisfactory to the holders of at least 66-2/3% of the outstanding Convertible Preferred Shares voting together as a class) shall be made whereby each holder of Convertible Preferred Shares shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares of the Corporation immediately theretofore receivable upon the conversion of Convertible Preferred Shares, such shares, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of such shares immediately theretofore so receivable upon such conversion, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as may be in relation to any shares, securities or assets thereafter deliverable upon the exercise of such conversion rights (including, as required, an immediate adjustment, by reason of such reorganization or reclassification, of any one or more, of the Conversion Prices to the value for the Common Shares reflected by the terms of such reorganization or reclassification if the value so reflected is less than any Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of Common Shares of the surviving corporation are issuable to holders of Common Shares of the Corporation outstanding immediately prior to such merger or consolidation, each of the Conversion Prices in effect immediately prior to such merger or consolidation shall, as required, be adjusted in the same manner as though there were subdivision or combination of the outstanding Common Shares of the Corporation. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (other than the Corporation) resulting from such consolidation or merger or if the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least 66-2/3% of the Convertible Preferred Shares at the time outstanding voting together as a class) executed and mailed or delivered to each holder of Convertible Preferred Shares at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

     3H. Upon any adjustment of any one or more of the Conversion Prices, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of Convertible Preferred Shares at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     3I.  In case at any time:

          (1) the Corporation shall declare any dividend upon its Common Shares payable in cash or shares or make any other distribution to the holder of its Common Shares;

          (2) the Corporation shall offer for subscription PRO RATA to the holders of its Common Shares any additional shares of any class or other rights;

          (3) there shall be any capital reorganization or reclassification or merger of the Corporation with, or a sale of all or substantially all of its assets to, another corporation; or

          (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any Convertible Preferred Shares at the address of such holder as shown on the books of the Corporation, at least 20 days' prior written notice of the date (a) on which the books of the Corporation shall close or a record shall be taken for the purpose of determining the holders entitled to receive such dividend, distribution or subscription rights or (b) for determining rights to vote in respect of any reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     3J.   The Corporation will at all times reserve and keep available out of its authorized Common Shares or its treasury shares, solely for the purpose of issuance upon conversion of Convertible Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Convertible Preferred Shares (including shares issuable in respect of any cumulated but unpaid dividends on the convertible Preferred Shares). The Corporation covenants that all Common Shares which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens and charges with respect to the issue thereof. The Corporation will not take any action which results in any adjustment of any of the Conversion Prices if the total number of Common Shares issued and issuable after such action upon conversion of the Convertible Preferred Shares would exceed the total number of Common Shares then authorized by this Certificate of Incorporation.

     3K.   The issuance of certificates for shares of Common Shares upon conversion of the Convertible Preferred Shares shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Shares which is being converted.

     3L.   The Corporation will at no time close its transfer books against the transfer of any Convertible Preferred Shares or any shares of Common Shares issued or issuable upon the conversion of any shares of Convertible Preferred Shares in any manner which interfere with the timely conversion of such Convertible Preferred Shares.

     3M.   The adjustments to the Conversion Prices which are referred to above in this paragraph 3 shall be effective as to all Convertible Preferred Shares, whether or not such Convertible Preferred Shares are issued and outstanding at the time of occurrence of the events which trigger the adjustment in the Conversion Prices.

     3. Except as otherwise provided by law and this Certificate of Incorporation, the holders of Common Shares and Convertible Preferred Shares shall vote together as a class (together with holders of Convertible Preferred Shares or any other series entitled to vote) on all matters to be voted on by the shareholders of the Corporation on the basis that each holder of Convertible Preferred Shares shall be entitled to vote for each share of Common Shares which would be issuable to such holder upon the conversion of all the Convertible Preferred Shares so held on the record date for the determination of shareholders entitled to vote.

     4. Subject to the provisions contained in that certain Fourth Amended and Restated Shareholders Agreement dated as of September 18, 1996 among DAH Ohio and the other parties named therein, as it may be amended from time to time, which will be adopted by the Corporation, at any time when shares of Convertible Preferred Shares are outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation and in addition to any other vote required by law.

     5A.   The Corporation will not create or authorize the creation of any additional class of shares unless the same ranks junior to the Series D Preferred Shares and the Series E Preferred Shares as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series D Preferred Shares or the Series E Preferred Shares or increase the authorized amount of any additional class of shares of stock unless the same ranks junior to the Series D Preferred Shares and the Series E Preferred Shares as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into Series D Preferred Shares or Series E Preferred Shares or into shares of any other class of shares unless the same ranks junior to the Series D Preferred Shares and the Series E Preferred Shares as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation of authorization or increase shall be by means of amendment of this Certificate of Incorporation or by merger, consolidation or otherwise, without the prior consent of the holders of a majority of the outstanding Series D Preferred Shares, voting as a class, and the holders of a majority of the outstanding Series E Preferred Shares, voting as a class, given in person or by proxy at an annual or special meeting called for that purpose, at which meeting the holders of the shares of Series D Preferred Shares, Series E Preferred Shares shall vote together as a separate class.

     5B.   The Corporation will not create or authorize the creation of any additional class of shares unless the same ranks junior to the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares or increase the authorized amount of any additional class of shares of stock unless the same ranks junior to the Series A Preferred Shares, Series B Preferred

Shares and Series C Preferred Shares as to the distribution of assets of the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or into any other class of shares unless the same ranks junior to the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation or authorization or increase shall be by means of amendment of the Certificate of Incorporation or by merger, consolidation or otherwise, without the prior consent of the holders of a majority of the outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting as a class, given in person or proxy, at an annual or special meeting called for that purpose, at which meeting the holders of the shares of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall vote together as a separate class.

     5C.   The Corporation will not merge or consolidate with or into any other corporation or sell (except in the ordinary course of business) assets representing more than 10% of the Corporation's total assets, excluding inventory, without the prior consent of the holders of a majority of the outstanding Convertible Preferred Shares voting as a class, given in person or by proxy, at a special meeting called for that purpose, at which meeting the holders of Convertible Preferred Shares shall vote together as a separate class; provided, however, that notwithstanding any provision of this paragraph 5C, to the contrary, the provisions of this paragraph 5C shall not apply with respect to the exercise (i) by ING, of its rights under any of the Security Documents (as defined in the Credit Agreement, as it may be amended from time to time), or (ii) by Electra of its rights under the Purchase Agreement or any of the Related Agreements (as defined in the Purchase Agreement).

     5D.   The Corporation will not amend, alter or repeal its Certificate of
Incorporation or By-Laws in any manner so as to adversely affect the respective relative rights and preferences of the Convertible Preferred Shares or the holders thereof, without the prior consent of the holders of a majority of the outstanding shares of the Series of Convertible Preferred Shares whose rights or preferences would be adversely affected thereby, given in person or by proxy, at an annual or special meeting called for that purpose, at which meeting the holders of the shares of the Series of Convertible Preferred Shares whose rights or preferences would be adversely affected thereby voting together as a separate class.

     5. All cross-references in each subdivision of this Article FIFTH shall refer to other subdivisions of this Article FIFTH.

    SIXTH:    The following is a statement of the designations, powers,
preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Common Shares:

    1. The holders of Common Shares shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation subject to the provisions of subdivision 1 of Article FIFTH with respect to the rights of holders of the Convertible Preferred Shares.

    2. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of the Convertible Preferred Shares of the full amounts to which they shall respectively be entitled as stated and expressed herein or as may be stated and expressed pursuant thereto, the holders of Common Shares shall be entitled to the exclusion of the holders of the Convertible Preferred Shares to share ratably according to the number of Common Shares held by them in all remaining assets of the Corporation available for distribution to its stockholders.

    3. All of the Common Shares shall be identical with each other in every respect. Each Common Share shall entitled the holder thereof to one vote for each share upon all matters upon which shareholders have the right to vote. The Corporation may issue from time to time warrants to acquire Common Shares which permit the holders thereof to vote together with the holders of Common Shares a number of votes equal to the number of shares of Common Shares which may be acquired upon exercise of such warrants.

    SEVENTH:  The name and mailing address of the incorporator is as follows:

              NAME                      MAILING ADDRESS

              Linda Criblez             2121 Avenue of the Stars
                                        18th Floor
                                        Los Angeles, CA 90067

    EIGHTH:

    1. The directors of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived any improper personal benefit. If the General Corporation Law of Delaware is so amended after the filing of this Certificate of Incorporation to further eliminate or limit the personal liability of directors, then the personal liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

    2. The Corporation shall indemnify, to accordance with and to the fullest extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, including without limitation, an action by or in the right of the Corporation, by reason of his acting as a director or executive officer (within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an other officer, employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by each person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding if such action, suit or proceeding was authorized by the Board of Directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section 2 shall be deemed to be a contract between the Corporation and each person referred to herein.

    3. No amendment to or repeal of those provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

    NINTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make adopt, alter, amend or repeal the By-laws of the Corporation. Subject to any provisions in the By-laws providing indemnification to officers and directors of the Corporation, the By-laws of the Corporation may be altered or amended or new By-laws adopted by the affirmative vote of the holders of at least 66 1/3% of the outstanding shares of capital stock of the Corporation (including any warrants with voting rights) entitled to vote (voting together as a single class).

    TENTH: [Deleted by the Agreement Plan of Merger dated as of June 17, 1998 between the Corporation and DeCrane AcquisiTion Co.]

     ELEVENTH: The affirmative vote of at least 66-2/3% of the outstanding shares of capital stock of the Corporation entitled to vote (including any warrants with voting rights) shall be required to amend or repeal any provision of Articles EIGHTH, NINTH, TENTH and ELEVENTH hereof or to adopt any provision inconsistent therewith.

     TWELFTH: The Corporation reserves the rights to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of January 8, 1997.




                                       /s/ Linda Criblez
                                       -------------------------------
                                       Linda Criblez